Exhibit 99.1

New York Community Bancorp, Inc. Commences Trading On the New York Stock Exchange Under the Symbol "NYB"

    WESTBURY, N.Y.--Dec. 20, 2002--New York Community Bancorp, Inc. (NYSE: NYB) today began trading its common stock on the New York Stock Exchange ("NYSE") under a new ticker symbol, "NYB".
    President and Chief Executive Officer Joseph R. Ficalora and Chairman Michael F. Manzulli rang the opening bell in celebration of the event, and were joined at the podium by NYSE Chairman and Chief Executive Officer Richard A. Grasso, and members of the Company's board of directors and executive management team.
    Commenting on the move to the NYSE, Mr. Ficalora stated, "This morning's event was a logical step in our nine-year evolution from a $1.1 billion thrift with a market cap of $109 million to a $10 billion thrift with a market cap of $3.1 billion and the highest performance ranking in our industry. Like every other action we've taken to date, our decision to trade on the NYSE was guided by our commitment to shareholder value. We look forward to the enhanced liquidity and visibility today's listing is intended to bring."
    "The New York Stock Exchange is pleased to welcome New York Community Bancorp to its family of listed companies," said Dick Grasso. "The company is dedicated to providing its customers with superior service, and its listing on the NYSE is further evidence of its commitment to the highest standards. We look forward to an outstanding partnership."
    Shares of New York Community Bancorp, Inc. were previously traded on the Nasdaq National Market under the symbol "NYCB".
    New York Community Bancorp, Inc. is the holding company for New York Community Bank and the sixth largest thrift in the nation, based on market capitalization. The Bank serves its customers through 109 banking offices in New York City, Long Island, Westchester County, and New Jersey, which operate through six divisions: Queens County Savings Bank, Richmond County Savings Bank, CFS Bank, First Savings Bank of New Jersey, Ironbound Bank, and South Jersey Bank. In addition to operating the largest supermarket banking franchise in the metro New York region, with 54 in-store branches, the Bank is the leading producer of multi-family mortgage loans for portfolio in New York City. Additional information about the Company and its financial performance is available at www.myNYCB.com.

    CONTACT: New York Community Bancorp, Inc.
             Ilene A. Angarola, 516/683-4420

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